Exhibit 28 (h)(1)

ADMINISTRATIVE SERVICE AGREEMENT

AGREEMENT made as of October 29, 2015, by and among Securian Funds Trust, a Delaware statutory trust, having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101, (the “Trust”), Advantus Capital Management, Inc. (“Advantus”) and Securian Financial Group, Inc., (“SFG”), a Delaware corporation having its principal office and place of business at 400 North Robert Street, St. Paul, Minnesota, 55101.

WHEREAS, the Trust has entered into contracts with State Street Bank and Trust Company (“State Street”) to provide certain investment accounting and administrative services to the Trust; and

WHEREAS, the Trust has reserved certain accounting, auditing, legal and other administrative tasks and responsibilities (“Administrative Services”) to be performed by SFG rather than State Street; and

WHEREAS, the Trust desires to engage SFG to provide the Administrative Services to the Trust, and SFG desires to provide such Administrative Services; and

WHEREAS, the Trust desires to engage Advantus to obtain security prices from external pricing vendors and make such security prices available to the Trust on the terms described herein, and Advantus desires to obtain such security prices and make them available to the Trust on such terms;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1	Terms of Appointment; Duties of SFG

1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints SFG, and SFG hereby agrees to provide certain accounting, auditing, legal and other administrative services to the Trust and to each series of the Trust (each a “Fund”).

1.02 SFG agrees that it will perform such services as are required by the Trust and are not provided by State Street, including, without limitation, the following:

(a) register or qualify, and maintain the registrations or qualifications, of the Trust and its Shares (and any Class thereof) under state or other securities laws;

(b) provide oversight for each Fund of the Trust of the calculation of its net asset value per Share (and any Class thereof) by State Street at such times and in such manner as specified in the Trust’s current prospectus and statement of additional information and at such other times as the parties hereto may from time to time agree upon;

(c) provide oversight with regard to the determination by State Street of the amount of the Trust’s net investment income and net realized gains for each Fund, and the calculation of the amount of net investment income and net realized gains, if any, to be distributed per Share (and any Class thereof) and the calculation of the number of additional Shares to be received in such distribution by each Fund Shareholder;

(d) in connection with a Fund’s qualification for federal income tax purposes as a partnership, if applicable, provide oversight with regard to the determination by State Street of the amount of net investment income and net realized gains to be allocated for tax purposes to each Fund’s partners;

(e) provide oversight regarding State Street’s preparation and maintenance of all accounting records required by the Trust, including a general ledger;

(f) prepare the Trust’s annual and semi-annual financial statements;

(g) for each Fund other than SFT Advantus International Bond Fund, prepare each Fund’s partnership income tax return;

(h) for each Fund other than SFT Advantus International Bond Fund, file each Fund’s annual partnership income tax return and transmit all necessary tax information to each Fund’s partners;

(i) provide audit assistance in conjunction with the Trust’s independent auditors;

(j) provide such legal services as the parties hereto may from time to time agree upon, including without limitation preparation and filing with the Securities and Exchange Commission of the annual or more frequent post-effective amendments to the Trust’s registration statement and the Trust’s proxy materials;

(k) provide the Trust with “user” access to and the right to use Diligent Corporation’s electronic boardbooks software and related services under the terms of SFG’s separate Assignment and Assumption Agreement with Diligent Corporation; and

(l) provide such other Administrative Services as the parties hereto may from time to time agree upon.

Procedures applicable to certain of these services may be established from time to time by agreement between the Trust and SFG.

Article 1A	Terms of Appointment; Duties of Advantus

  1A.01 Advantus has agreements with certain external pricing vendors (pricing sources) to obtain security valuations. The pricing sources bill Advantus for these prices on a per security basis for each security price requested.

  1A.02 Subject to the terms and conditions set forth in this Agreement, Advantus hereby agrees to obtain and make available to the Trust certain security prices, from pricing sources approved by the Trust, to be used by the Trust in valuing portfolio assets held by

Funds in the Trust. Advantus also agrees to provide such security prices to State Street to be used by State Street in accordance with the separate service agreements between the Trust and State Street.

Article 2	Compensation for Services

2.01 In payment for the Administrative Services to be performed by SFG hereunder, the Trust shall pay to SFG such fees and at such times as are determined in accordance with Schedule A hereto.

2.02 In addition to the fee paid under Section 2.01 above, the Trust will reimburse SFG for out-of-pocket expenses or advances incurred by SFG in connection with SFG’s performance of services hereunder.

2.03 In payment for the security prices obtained by Advantus from pricing sources, the Trust will reimburse Advantus for the out-of-pocket costs incurred by Advantus as follows:

a) For securities held solely by the Trust, the Trust will reimburse Advantus 100% of the actual pricing costs associated with these securities.

b) For securities held by the Trust and other non-Trust portfolios managed by Advantus, the Trust will reimburse Advantus for 50% of the actual pricing costs associated with these securities.

c) Reimbursement of costs under this Article 2.03 shall be made not later than seven (7) business days following the end of each calendar quarter. Advantus shall also provide the Trust’s Board of Trustees, at least quarterly, a written report of the costs reimbursed under both Article 2.03(a) and Article 2.03(b).

Article 3	Representations and Warranties of SFG and Advantus

3.01 SFG represents and warrants to the Trust that:

a) It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

b) It is duly qualified to carry on its business in the State of Minnesota.

c) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.02 Advantus represents and warrants to the Trust that:

a) It is a corporation duly organized and existing and in good standing under the laws of the State of Minnesota.

b) It is duly qualified to carry on its business in the State of Minnesota.

c) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4	Representations and Warranties of the Trust

The Trust represents and warrants to SFG and Advantus that:

4.01 It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

4.02 It is empowered under applicable laws and by its Agreement and Declaration of Trust and its Bylaws to enter into and perform this Agreement.

4.03 All Trust proceedings required by said Agreement and Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

4.04 It is an open-end management investment company registered under the Investment Company Act of 1940. The Trust is a series company, consisting of several separate Funds, each with its own investment objectives, and each of which offers one or more classes of shares.

4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

Article 5	Indemnification

5.01 SFG and Advantus shall not be responsible for, and the Trust shall indemnify and hold SFG and Advantus harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

a) All actions of SFG, Advantus, or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith without negligence or willful misconduct.

b) The Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Trust’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Trust hereunder.

c) The reliance on or use by SFG, Advantus, or its agents or subcontractors of information, records and documents which (i) are received by SFG, Advantus, or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust or any other person or firm on behalf of the Trust.

d) The reliance on, or the carrying out by SFG, Advantus, or its agents or subcontractors of any instructions or requests of the Trust.

5.02 SFG and Advantus shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by SFG and/or Advantus as a result of SFG’s and/or Advantus’ lack of good faith, negligence or willful misconduct.

5.03 At any time SFG and/or Advantus may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by SFG and/or Advantus under this Agreement, and SFG, Advantus, and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or in good faith reliance upon the opinion of such counsel. SFG, Advantus, , its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided SFG, Advantus, or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. SFG, Advantus, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any current or former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.04 In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.05 No parties to this Agreement shall be liable to the other parties for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.06 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which any party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Article 6	Covenants of the Trust, SFG and Advantus

6.01 SFG shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, SFG agrees that all such records prepared or maintained by SFG relating to the services to be performed by SFG hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.02 Advantus shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, Advantus agrees that all such records prepared or maintained by Advantus relating to the services to be performed by Advantus hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

6.03 SFG, Advantus and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanges or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.04 In the case of any requests or demands for the inspection of the Shareholder records of the Trust, SFG will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. SFG reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 7	Effective Date, Duration and Termination of Agreement

7.01 The effective date of this Agreement shall be the date above. Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect for one year from the date set forth above and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including the specific approval of a majority of the trustees who are not interested persons of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

7.02 This Agreement may be terminated at any time without the payment of any penalty by the vote of the Board of Trustees of the Trust, by Advantus, or by SFG, upon 60 days’ written notice to the other parties.

Article 8	Assignment

8.01 This Agreement shall automatically terminate in the event of its assignment as such term is defined by the Investment Company Act of 1940, as amended.

Article 9	Amendment

9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust, including a majority of the trustees who are not interested persons of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

Article 10	Minnesota Law to Apply

10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Minnesota.

Article 11	Merger of Agreement

11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 12	Notices

12.01 Any notice under this Agreement shall be in writing, addressed, delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for receipt of such notice.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SECURIAN FUNDS TRUST

By:	/s/ David M. Kuplic
David M. Kuplic, President

SECURIAN FINANCIAL GROUP, INC.

By:	/s/ Christopher M. Hilger
Christopher M. Hilger, CEO

ADVANTUS CAPITAL MANAGEMENT, INC

By:	/s/ Chris Sebald
Chris Sebald, President

SECURIAN FUNDS TRUST

ADMINISTRATIVE SERVICE AGREEMENT

SCHEDULE A

(As effective October 29, 2015)

Securian Financial Group, Inc. (“SFG”) shall be reimbursed quarterly for the actual costs incurred by SFG in performing Administrative Services under this Agreement, including the costs of corporate and staff department services, facilities, and equipment provided in connection with the performance of such Services, as determined in accordance with SFG’s customary cost accounting procedures consistently applied. Reimbursement of such costs shall be made not later than seven (7) business days following the end of each calendar quarter in which such Administrative Services are rendered.

Prior to the end of each calendar year, SFG will provide the Board of Trustees of Securian Funds Trust (the “Trust”) with a written estimate, within reason, of SFG’s quarterly costs for providing Administrative Services to the Trust for the following calendar year. SFG shall also provide, at least quarterly, a written report that (i) compares the actual costs charged to the Trust during the prior calendar quarter with the previously estimated costs for such quarter, (ii) explains the principal reasons for any material difference between such actual and estimated costs, and (iii) describes the change, if any, in SFG’s estimate of the costs of Administrative Services for the remainder of the calendar year.